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                                                                  EXHIBIT 10.47

                               CLARK/BARDES, INC.
                              EMPLOYMENT AGREEMENT


THIS AGREEMENT is made as of the 5th day of April, 1999, between DONALD C. WEGMILLER ("the Executive") and CLARK/BARDES, INC. ("CBI").

                                  INTRODUCTION

CBI desires to employ the Executive, and the Executive desires to accept such employment, on the terms outlined below.

                                     TERMS

1.      Employment

        a. Position. CBI employs the Executive as President and CEO of CBI HealthCare Compensation Group ("Division"), and President and CEO of HealthCare Compensation Strategies (formerly known as MCG/HealthCare), an operating unit within the Division. In this position, the Executive shall have overall charge and responsibility for the business and affairs of the Division, and shall perform such duties as the Executive shall reasonably be directed to perform by the President of Clark/Bardes Holdings, Inc., or any successor thereto ("Parent"). The Executive's sole responsibilities shall be as described in the March 18, 1999 memorandum attached hereto as Exhibit A. The Executive shall report directly to the President.

        b. Scope. During the term of the Executive's employment, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of his business and affairs to the Division. It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic, or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements, or teach occasional courses or seminars at educational institutions, or
                (iii) manage personal investments, so long as such activities under clauses (i), (ii) and (iii) do not interfere, in any substantial respect, with the Executive's responsibilities hereunder.

        c. Initial Term. The term of the Executive's employment commences on the date that CBI closes the acquisition of the assets of Phynque, Inc. (d/b/a Management Compensation Group/Healthcare) ("MCG") ("Commencement Date") and, subject to the renewal provisions of d, below, ends on December 31, 2003.

        d. Automatic Renewal. Absent notice of termination (described below), commencing on January 1, 2004, and continuing on each subsequent anniversary, the term of the



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                Executive's employment shall automatically be extended for an additional 12 months. To cause the Executive's employment to terminate at the end of the original or an extended term, either party, at least 12 months prior to such date, shall give written notice to the other party that the Agreement will terminate at the end of the then current term.

2. CASH COMPENSATION AND BENEFITS. Until otherwise agreed between the parties, CBI agrees to compensate the Executive as follows:

        a. Base Salary. CBI shall pay to the Executive in bi-weekly installments an annualized base salary of $335,000. CBI shall increase the base salary on January 1 each year by the consumer price index that was used to determine increases in Social Security retirement for such year. Any additional increases in base salary shall be as determined by CBI.

        b.      Marketing Bonus Opportunity

                i. Generally. Beginning March 2000, CBI shall pay to the Executive a marketing bonus in March each year equal to 3% of the Division's "healthcare first year gross revenues" ("Marketing Bonus"). "Healthcare first year gross revenues" are gross first year consulting fees, Commissions and Carrier Payments (except for renewals) paid to the Division during the immediately preceding calendar year; provided, that the Marketing Bonus relating to the 1999 calendar year shall be based on "healthcare first year gross revenues" paid between the Commencement Date and December 31, 1999. Subject to potential reduction under Paragraph 2.e, below, the minimum annual bonus payable to the Executive shall be $150,000, prorated for the period from the Commencement Date through December 31, 1999.

                ii. "Commissions and Carrier Payments." The term "Commissions and Carrier Payments" means first-year commissions and first-year carrier payments on products purchased by Division's clients (including add-ons, whether occurring during or after the first year of the case), but does not include any renewal commissions on such products. By way of example, "carrier payments" include, but are not limited to, Paul Revere Premier Production 1st Year Incentive, Paul Revere 1st Year Production Bonus, additional 10% Expense Reimbursement Allowance from Prudential for Paul Revere disability policies sold, Prudential SSP Bonus, Equitable Reimbursement Allowance, UNUM New Business Bonus, and mutual fund l2b-1 fees. Carrier payments specifically do not include Paul Revere Premier Production Renewal Incentive, Paul Revere Disability In-Force Block Bonus, Prudential QUIP Bonus, and similar payments that do not vary by level of new products sold in such year.



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                iii.    Levelized Compensation. A description of the existing
                        levelized products and existing commission deals is attached hereto as Exhibit B. This Exhibit shall identify the portion of the Levelized Compensation that is counted as first-year commissions for purposes of Paragraph 2.b.ii, above. Executive will continue to receive compensation in accordance with such existing levelized products and commission deals. If commissions and/or other carrier payments are levelized with respect to other products in the future, a new levelized compensation agreement will be negotiated between the parties.

                iv. ADVANCE. CBI shall pay the Executive a monthly advance on the Marketing Bonus in the annualized amount of $323,235 ($26,936.25 per month), or such other amount agreed to between CBI and the Executive. In December of each year, CBI shall make an interim determination of the Marketing Bonus, less Contingency Rollback Amount, due the Executive through October of that year. If the amount determined by CBI is greater than the amount of advances paid to the Executive during the year, CBI shall pay the difference to the Executive on or before the last business day of the year. If the amount determined by CBI is less than the amount of advances paid to the Executive during the year, the Executive shall pay the difference to CBI on or before the last business day of the year. CBI shall pay any Marketing Bonus for the full year, less any Contingency Rollback Amount, in excess of the advances (as adjusted by the interim determination) with the first payroll in March following the end of the year. If the advances exceed the actual Marketing Bonus earned for the year, the Executive shall pay the difference to CBI on or before the date of the first payroll in March following the end of the year. If the Executive terminates employment at anytime during the year with amounts remaining to be recaptured, the balance shall be recaptured from all cash distributions otherwise payable to the Executive. In all events, the Executive shall continue to be liable to CBI for the amount of any unrecovered excess Marketing Bonus (and advances), which shall include any amounts Executive owes CBI pursuant to Section 2.e.

                v. BONUS CONTINUATION. CBI shall also pay the Marketing Bonus to the Executive (or to the Executive's estate) on Levelized Compensation CBI receives within 12 months following the Executive's termination of employment, to the extent such amounts would otherwise have been included in calculating the Executive's Marketing Bonus but for the termination. CBI shall pay the bonus to the Executive quarterly based on fees and commissions received during such quarter.



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        c.      Basic Benefits. The Executive and his eligible family members shall be eligible to participate on terms no less favorable to the Executive and his eligible family members than the terms offered to CBI employees generally in any group medical, life, disability, pension, profit sharing, 401(k), stock purchase plan and similar benefits plans or other fringe benefits of CBI; provided, however, that CBI shall assume and during the remainder of 1999 shall maintain the group medical plan sponsored by MCG immediately prior to the Commencement Date. If CBI reduces qualified pension plan contributions or benefits below those provided by MCG immediately prior to the Commencement Date, CBI shall restore such amounts to the Executive through a fully vested nonqualified deferred compensation plan.

        d. Supplemental Benefits. CBI shall provide to the Executive supplemental benefits, as follows:

                i. A cash auto allowance of $800.00 per month, plus reimbursement for fuel, maintenance, insurance and heated parking.

                ii. Membership and dues in the Hazeltine National Golf Club and Troon Golf and Country Club.

                iii. Employee and dependent medical and dental insurance, and medical and dental expense reimbursement for expenses that qualify for a deduction under Section 213 of the Internal Revenue Code of 1986, as amended, not otherwise covered under CBI's insured plans, subject to a $10,000 annual maximum.

                iv. Four weeks of vacation annually consistent with the Executive's duties, to be taken as determined by the Executive using prudent business judgment; provided, however, that such vacation is in lieu of amounts the Executive would otherwise be entitled to take under CBI's generally applicable vacation policy.

                v. Premium payments up to $11,800 annually on the individually owned Variable Universal Life Insurance policy on the Executive.

                vi. Premium payments on the existing Paul Revere individual Long Term Disability policy in effect for the Executive on the Commencement Date, including any AIB increases.

                vii. Cellular phone and unlimited airtime, including long distance and roaming charges.

                viii.   Tax preparation fees, not to exceed $2,000 annually.



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                ix.     Airline club dues for two airlines.

                x. First class airline travel, so long as such first class travel is actually billed to and paid by Division's client.

                xi.     Frequent flyer miles earned on business travel.

                Notwithstanding anything in the foregoing to the contrary, to the extent that CBI determines in its reasonable judgment that the payment of amounts described in this Section 2.d or under the plans and programs described in Section 2.c results in additional taxable income to the Executive, Executive agrees that he shall be in receipt of such additional taxable income, and CBI shall be under no obligation to provide the Executive with any tax gross-up.

        e. Contingency Rollback. The base salary, Marketing Bonus and stock options (described below) shall be subject to the Contingency Rollback Provisions described in Attachment 1. The Contingency Rollback Provisions shall not apply to any base salary and Marketing Bonus earned after December 31, 2003, and shall not reduce the base salary and marketing bonus by more than 18% in the first year (i.e., from the Commencement Date through December 31, 1999), 16% in the second, 15% in the third, and 10% in the fourth and fifth.

        f. Stock Options. The Executive is granted options to purchase 185,000 shares of CBI stock. The purchase price for such shares shall be the price of the last trade on the Commencement Date (or, if no trades were made on the Commencement Date, as of the preceding day on which such shares were traded). The Options shall vest and become exercisable at the rate of 20% on each December 30 of the years 1999, 2000, 2001, 2002 and 2003, subject to the Contingency Rollback provisions described in Attachment 1. CBI shall have a right of first refusal to acquire shares acquired by the exercise of the options under this Section which right is set forth in the Investment Agreement, dated as of the Commencement Date, which is attached as Exhibit D to the Asset Purchase Agreement relating to CBI's acquisition of the assets of Phynque, Inc.

                Notwithstanding the foregoing, and subject to the vesting provisions noted above, the Executive agrees to exercise 1/5 of the total options (to the extent vested) on the anniversaries of the Commencement Date; provided, however, that the Executive shall not be required to exercise the 1/5 options on an anniversary date unless and until the market price of the shares (based on last trade of the day) has been greater than the option price for at least 10 trading days prior to the agreed exercise date, provided further, that the Executive agrees to exercise such options as of the first future date after the applicable anniversary date on which the market price of the shares meets or exceeds the requirements set forth in the preceding clause.



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3.      Severance Benefits. CBI's obligation to provide severance benefits depends upon the circumstances surrounding the Executive's termination of employment, as described below. Capitalized terms are defined at the end of this Paragraph 3.

        a. Voluntary Termination of Employment. If the Executive voluntarily terminates employment with CBI and all affiliates, unless the provisions of Paragraphs 3.d or e apply, the Executive shall not be entitled to any Severance Compensation under this Agreement, and the Restrictive Covenants shall be binding on the Executive until the later of December 31, 2003 or the date that is 24 months following termination of employment. However, CBI shall pay the marketing bonus continuation described in Paragraph 2.b.v, above ("Bonus Runoff").

        b. Involuntary Termination of Employment without Cause. If CBI terminates the Executive's employment with CBI and all affiliates without Cause, (i) CBI shall provide to the Executive the Severance Compensation for 12 months and the Bonus Runoff; (ii) the Restrictive Covenants shall be binding on the Executive during the 12-month period; and (iii) the Executive shall be 100% vested in all stock options under the CBI Stock Option Plan and in the Deferred Retention Plan benefits described above. If such termination occurs within four years after the effective date of this Agreement, then CBI shall have the option of extending the period during which Severance Compensation will be paid, and the corresponding period during which the Restrictive Covenants will apply, for any period CBI selects, but not later than the fifth anniversary of the effective date of this Agreement. CBI shall communicate the selected period to the Executive in writing within 5 business days following the date of the Executive's termination of employment. If CBI fails to give notice during the 5-day period, then CBI's option to extend the Severance Compensation and Restrictive Covenant period shall lapse, and such periods shall be limited to the stated 12 months.

        c. Involuntary Termination of Employment for Cause. If CBI terminates the Executive's employment with CBI and all affiliates for Cause, the Executive shall not be entitled to any Severance Compensation under this Agreement, and the Restrictive Covenants shall be binding on the Executive until the later of December 31, 2003 or the date that is 24 months following the termination. However, CBI shall pay to the Executive the Bonus Runoff.

        d. Force-Out Event NOT Following Change of Control. If (i) a Force-Out Event occurs other than within 12 months following a Change of Control, and (ii) the Executive voluntarily terminates employment within 3 months following the Force-Out Event, the Executive shall elect either (a) to receive a full 12 months of Severance Compensation and be bound by the Restrictive Covenants for such 12-month period, or (b) to receive no Severance Compensation and not be bound by the Restrictive



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                Covenants. The Executive shall communicate the selected option to CBI in writing within 5 business days following the date of the Executive's termination of employment. If the Executive fails to give timely notice during the 5-day period, the Executive shall be deemed to have elected no Severance Compensation and no Restrictive Covenants. Whether the Executive elects Severance Compensation or not, CBI shall pay to the Executive the Bonus Runoff, and the Executive shall be 100% vested in all stock options under the CBI Stock Option Plan and in the Deferred Retention Plan benefits described above.

        e. Force-Out Event Following Change of Control. If (i) a Force-Out Event occurs within 12 months following a Change of Control, and (ii) the Executive voluntarily terminates employment within 3 months following the Force-Out Event, the Executive shall immediately upon such termination become 100% vested in all benefits (including, but not limited to, stock options under the CBI Stock Option Plan and benefits under the Deferred Retention Plan), and the Executive shall elect either (a) to receive a full 12 months of Severance Compensation and be bound by the Restrictive Covenants for such 12-month period, or (b) to receive no Severance Compensation and not be bound by the Restrictive Covenants. The Executive shall communicate the selected option to CBI in writing within 5 business days following the date of the Executive's termination of employment. If the Executive fails to give timely notice during the 5-day period, the Executive shall be deemed to have elected no Severance Compensation and no Restrictive Covenants. In either case, CBI shall pay to the Executive the Bonus Runoff.

        f. Termination of Employment for Disability. Termination of the Executive's employment for disability shall be deemed to arise on the earlier of (i) the commencement of disability benefit payments under any group or individual long-term disability insurance covering the Executive, the premiums for which coverage are paid by CBI, or (ii) the agreement of the physician retained by CBI and the Executive's physician that the Executive has suffered a sickness, accident or injury which prevents the Executive from performing substantially all of the Executive's normal duties for the Company. Upon termination of employment for disability, CBI shall provide to the Executive the Severance Compensation for 12 months, commencing on the date of the termination, but reduced by any benefits the Executive receives under group or individual disability insurance, to the extent the premiums for such coverage over the 12 months preceding the date of termination have been paid by the Company. CBI shall also pay to the Executive the Bonus Runoff, and the Executive shall be 100% vested in all stock options under the CBI Stock Option Plan and in the benefits under the Deferred Retention Plan. The Restrictive Covenants shall be binding on the Executive for 24 months following the date of termination of employment.



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        g.      Termination of Employment for Death. If the Executive's
                employment with CBI and all affiliates terminates due to the Executive's death, no Severance Compensation shall be payable under this Agreement, but the Executive's estate shall be 100% vested in all stock options under the CBI Stock Option Plan and in the Deferred Retention Plan benefits described above, and CBI shall pay the Bonus Runoff to the Executive's estate.

        h. Termination of Employment at Expiration of Contract. If the Executive's employment with CBI and all affiliates terminates due to a party giving notice of nonrenewal under Section 1, above, CBI shall not pay any Severance Compensation, and the Restrictive Covenants shall not apply, but CBI shall pay the Bonus Runoff to the Executive. However, if CBI gives such notice, the Executive shall be 100% vested in benefits under the Deferred Retention Plan.

        i. Definitions. Capitalized terms in this Paragraph 3 are defined as follows:

                i.      Cause means any of the following:
                        o Loss (other than for non-payment of licensure fees) of any insurance or securities license
                        o Gross negligence or willful misconduct in connection with the Executive's responsibilities
                        o       Fraudulent activity
                        o       Embezzlement
                        o       Felonious conduct
                        o Substantial failure of performance by the Executive that is repeated and continued after thirty (30) days written notice to the Executive of such failure by the President of Clark/Bardes Holdings, Inc., or any successor thereto, which failure is not cured by the Executive within such thirty (30) day period.

                ii.     CHANGE OF CONTROL means either of the following:
                        o An individual or group of individuals acting in concert acquiring actual ownership or control of 30% or more of the outstanding voting shares of CBI, or Clark/Bardes Holdings, Inc., or of the Division
                        o Sale of all or substantially all of the assets of Clark/Bardes Holding, Inc., CBI, or the Division.

                iii.    FORCE-OUT EVENT means any of the following:

                        o 25% or more reduction in total compensation (i.e., the sum of salary, benefits and bonus opportunity) that, except for reductions that result from the Contingency Rollback, is disproportionately greater for the Executive than for other employees of CBI with similar responsibilities and compensation levels. If a change in total



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                                compensation involves a reduction in any
                                incentive or commission percentage, the
                                percentage reduction in total compensation shall be determined by applying the new compensation formula to the Executive's performance over the 12 months preceding the effective date of the reduction to determine whether total compensation actually earned over such period would have been reduced by 25% or more under the new formula.
                        o Relocation of the Executive's primary place of employment without his consent more than 25 miles from its location as of the date of this Agreement
                        o Significant reduction in the Executive's authority or responsibilities

                iv. Restrictive Covenants means any of the Non-Compete and Non-Solicitation provisions in Paragraph 4, and the restrictive covenants in CBI's standard Intellectual Property and Confidentiality Agreement.

                v. Severance Compensation means the Executive's cash compensation (defined as (i) base salary at the rate in effect on the date of termination, plus (ii) Marketing Bonus based on the "healthcare first year gross revenues" for the 12 complete calendar months prior to the Executive's date of termination), and all benefits as in effect for the Executive at the date of termination.

        CBI shall have the option to pay in cash the value of any benefit that CBI elects not to provide in kind. The "value" of an insured benefit is the premiums CBI would have paid to continue the coverage during the severance period.

        Commencing upon the Executive's termination of employment, the Executive shall cease to be an employee of CBI for any purpose. The payment of Severance Compensation under this Agreement shall be payments to a former employee.

        If the Executive dies during the severance benefit period, CBI shall continue to pay the cash elements of the Severance Compensation to the Executive's estate for the balance of the severance period.

4. Non-Compete; Non-Solicitation. In consideration of the compensation and benefits described above, the Executive covenants as follows:

        a. Executive acknowledges that as a director, officer and/or employee of CBI, Executive has become familiar with trade secrets and other confidential information and data concerning CBI and its affiliates. Executive covenants and agrees that for a period of time set forth in the applicable subsection of
                Section 3 (the "Non-Compete Period") Executive shall not, in North America, including the United States, Canada




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                and Mexico, and in any other areas in which CBI or its
                affiliates have done business within five (5) years preceding the first date of the Non-Compete Period (collectively, the "Territory"), directly or indirectly, either alone or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation as principal, agent, employee, director, shareholder or in any other manner whatsoever (i) carry on or be engaged in any business which is in competition with CBI or any of its affiliates, or (ii) solicit business from, or sell to, any of CBI's or its affiliates' customers in the Territory or any other person, firm or corporation in the Territory to whom CBI or its affiliates have sold products within five (5) years preceding the first date of the Non-Competition Period where such solicitation or sale would involve the sale of products competitive with CBI or any of its affiliates. Nothing herein shall prohibit Executive from being an owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

        b. Executive agrees that during the Non-Compete Period, Executive will not directly or indirectly offer employment to or hire any person who is currently or was within the last year employed by CBI or any of its affiliates, or, is or will be employed by CBI or any of its affiliates, except with the prior written consent of CBI.

        c. Executive shall abide by the terms of CBI's standard Intellectual Property and Confidentiality Agreement.

        The limitations under this Paragraph 4 shall survive any other termination of this Agreement.

5. Specific Performance. The Executive recognizes that CBI, in addition to ceasing Severance Compensation, may recover Severance Compensation previously paid and use any legal means, including obtaining an injunction, to enforce the restrictive covenants under Paragraph 4.

6. Severability. If any portion of this Agreement is determined by a court to be unenforceable as written, such portion shall be limited to the extent necessary to be enforceable, and the remaining provisions of this Agreement shall remain in effect.

7. Arbitration. Except as provided in Paragraph 5 regarding CBI's ability to use any legal means, including obtaining an injunction, to enforce the restrictive covenants under Paragraph 4, any dispute arising under this Agreement shall be resolved through nonbinding arbitration by a panel of three individuals -- one selected by each party, and a third selected jointly by the first two. The parties shall select the first two representatives within 15 days after one party gives written notice to the other party of a dispute. The two representatives shall then designate the third arbitrator within 15 days after the end of the first 15-day period. The dispute shall then be resolved by the majority vote of the three arbitrators. Except as



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        modified in this section, the evidentiary and hearing rules of the
        American Arbitration Association shall control.

8. Governing Law. This Agreement is entered into and shall be construed under the laws of the State of Minnesota.

                               [Signatures Follow]


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                SIGNATURE PAGE TO WEGMILLER EMPLOYMENT AGREEMENT


                                      -----------------------------------------
                                      DONALD C. WEGMILLER


                                      CLARK/BARDES, INC.


                                      BY
                                         ------------------------------------

                                      ITS
                                         ------------------------------------